EXHIBIT 10.8

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of April 2005 (the “Effective Date”), by and between Spectral Molecular Imaging, Inc., a Nevada corporation (“Spectral”), and Daniel L. Farkas, Ph.D. (“Dr. Farkas”).

WHEREAS, Spectral and Dr. Farkas desire to enter into a relationship whereby Dr. Farkas will provide services as Chairman of the Board of Directors and Chief Scientist of Spectral pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Spectral and the Employee hereby agree as follows:

1. Services. Dr. Farkas agrees to provide to Spectral services in the capacity of Spectral’s Chairman of the Board of Directors and Chief Scientist (the “Services”). The Services will be those customarily performed by a Chairman and Chief Scientist for a company such as Spectral. Dr. Farkas will report directly to and be responsible to Spectral’s Board of Directors. Dr. Farkas will perform the Services primarily at Spectral’s office, and, if required in particular circumstances, from time to time at such other locations as the Board of Directors may reasonably request. Dr. Farkas shall perform the Services on a part-time basis.

2. Term. The term of this Agreement shall commence as of the April 22, 2005 and shall terminate on April 30, 2006, unless sooner terminated by Dr. Farkas or Spectral as set forth in Section 7 hereof.

3. Compensation and Benefits.

3.1 Compensation. In consideration of the Services to be rendered hereunder, Farkas shall receive a grant on the Effective Date of options to purchase 10,000 shares (based upon approximately 10,000,000 shares issued and outstanding, and proportionally adjusted for any splits and the like) of Spectral common stock, at an exercise price of $.35 per share (this number of shares and exercise price reflecting the foregoing stock split to increase the outstanding shares of Spectral’s common stock after its contemplated merger with a public company and financing). The options shall vest monthly over the term of this Agreement and shall contain such additional terms and provisions as are generally included in stock option awards issued to other Spectral officers.

3.2 Expenses. Spectral shall reimburse Dr. Farkas for necessary and reasonable out-of-pocket business expenses incurred by Dr. Farkas in the performance of this Agreement in accordance with the reimbursement policies of Spectral in effect from time to time; provided, however, that Dr. Farkas shall not be authorized to incur on behalf of Spectral any expenses in excess of $5,000 without the prior consent of Spectral’s President.

3.3 No Benefits. Dr. Farkas acknowledges and agrees that he will not be eligible for any Spectral employee benefits and, to the extent he otherwise would be eligible for any Spectral employee benefits but for the express terms of this Agreement, Dr. Farkas hereby expressly declines to participate in such Spectral employee benefits. However, Dr. Farkas will be eligible for so long as he serves on the Board of Directors to receive all of the benefits made available by Spectral to its directors for such service.

3.4 Withholding; Indemnification. Dr. Farkas shall have full responsibility for applicable withholding taxes for all compensation paid to him under this Agreement. Dr. Farkas agrees to indemnify, defend and hold Spectral harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on Spectral by the relevant taxing authorities with respect to any compensation paid to Dr. Farkas.

4. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Dr. Farkas, within the scope of his employment by Spectral, whether developed or prepared solely or jointly by Dr. Farkas with others, are the property of Spectral and all rights, title and interest therein shall vest in Spectral and shall be deemed to be works made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in Spectral or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Spectral. All such materials shall belong exclusively to Spectral, and Spectral shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Dr. Farkas agrees to give Spectral and any person designated by Spectral such reasonable assistance, at Spectral’s expense, as is required to perfect the rights defined in this Section 4. Dr. Farkas agrees to return to Spectral all materials developed or prepared for Spectral by Dr. Farkas upon the termination of this Agreement, along with all materials and other property of Spectral in Dr. Farkas’s possession at the time of termination of this Agreement.

5. Confidential Information.

5.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of Spectral or any third party, including but not limited to information relating to Spectral’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by Spectral or any third party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Dr. Farkas hereby agrees that he (x) will not disclose to any third party or use any Confidential Information disclosed to him by Spectral except as expressly permitted in this Agreement; (y) will not disclose to Spectral any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of Spectral in his possession or control.

5.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

6. Indemnity. Dr. Farkas agrees to indemnify and hold Spectral harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of his representations and warranties herein or attributable to or resulting from his gross negligence or willful misconduct in rendering the Services. Dr. Farkas warrants and represents that he has full power and authority to enter into and perform this Agreement and that his performance of this Agreement will not violate the terms of his employment with Cedars-Sinai Medical Center or the provisions of any other agreement to which he is a party. Spectral agrees to indemnify and hold Dr. Farkas harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from Dr. Farkas’s breach of any of his representations and warranties hereunder or Dr. Farkas’s gross negligence or willful misconduct.

7. Termination. This Agreement and Dr. Farkas’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and Dr. Farkas shall have the right to receive only his compensation that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

7.1 Death. This Agreement and Dr. Farkas’s duties hereunder shall terminate immediately upon his death.

7.2 Termination by Spectral. In the event that Dr. Farkas shall become either physically or mentally incapacitated so as to be incapable of performing his duties as required hereunder, and if such incapacity shall continue for a period of 45 consecutive days, Spectral may, at its option, terminate this Agreement and Dr. Farkas’s duties hereunder by written notice to Dr. Farkas at that time or at any time thereafter while such incapacity continues. Spectral may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Dr. Farkas. “Cause” as used in this Agreement means that Dr. Farkas, (i) after reasonable notice and warning, has failed to perform his assigned duties to Spectral as determined by the Board of Directors, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from Spectral of such breach, or (iii) has been charged with a felony or any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of Spectral.

7.3 Termination by Dr. Farkas. Dr. Farkas may terminate this Agreement at any time upon written notice to Spectral if Spectral shall have materially breached any of the provisions of this Agreement and has failed to correct such breach within 15 days following written notice from the Employee of such breach.

8. General Terms.

8.1 Assignment. This Agreement is personal to Dr. Farkas. He may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of Spectral. Spectral may freely assign its rights and obligations under this Agreement.

8.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to Spectral:	David Wohlberg, President, Spectral Molecular Imaging, Inc. Suite 310 8797 Beverly Blvd. Los Angeles, CA 90048

If to Dr. Farkas:	Daniel L. Farkas, Ph.D. Chairman, Spectral Molecular Imaging, Inc. Cedars-Sinai Medical Center Davis 4021 8700 Beverly Blvd. Los Angeles, CA 90048

or such other address or addressee as either party may in the future specify to the other party.

8.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

8.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

8.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

8.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

8.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

8.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

8.9 Survival. The following Sections shall survive the termination of this Agreement: 4 (Proprietary Rights), 5 (Confidentiality) and 6 (Indemnity).

8.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

SPECTRAL MOLECULAR IMAGING, INC.

/s/ Daniel L. Farkas	By:	/s/ David Wohlberg
Daniel L. Farkas		Name:	David Wohlberg
		Title:	President

Date: 10/18/05	Date:

5